UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under § 240.14a-12

MEDALLIA, INC.

(Name of Registrant as Specified in its Charter)

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To: All MDLA Employees

From: Leslie Stretch

Subject: An Important Announcement

Dear Team,

Moments ago, we announced that we have entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm. The press release we issued contains additional information regarding the transaction.

I encourage you to join me at an all hands meeting, invite forthcoming, this morning at 9 am Pacific / 12 pm Eastern so that we can discuss this news in greater detail. For those of you in APAC, we will host a follow-up meeting at 5:30 pm Pacific / 8:30 pm Eastern. In the meantime, I want to share my perspective on why we believe this transaction is such an exciting opportunity for Medallia, and what it means for us as a team and organization.

Building on Our Innovation Leadership with a World-Class Partner

We are an agile and dynamic organization, and continuously look for the best ways to build on our market leadership, expand the scope of our solutions, and provide the most meaningful and comprehensive insights to our customers. We believe that becoming a private company once again is aligned with our commitment to constantly evolve in order to meet the needs of our customers.

Being an innovation leader means always anticipating our customers’ biggest challenges and working to find solutions. This requires us to take a fresh look at our approach and our business at different points in our evolution. In 2019, we determined that the best path was to become a publicly traded company, which was an important milestone that helped us to secure our position as the global leader in customer and employee experience management. Along the way we established a differentiated portfolio of cloud technology solutions and built an expansive, loyal customer base across a diverse set of industry verticals and geographies. The progress we’ve made as a public company would not have been possible without the hard work and commitment of each and every Medallian.

As we look ahead, we must double down on execution, build on our success and expand our customer impact. After receiving an unsolicited approach regarding an acquisition, we engaged in a robust process to consider how we could best position our company to do just that. Following a thorough evaluation of our strategic plan as an independent company, and other alternatives, the Board and I determined that we can achieve these goals most efficiently and effectively as a private company. Furthermore, doing so in partnership with Thoma Bravo, with added operating capabilities, capital support, and deep sector expertise, will better position Medallia to build on the strong foundation that we’ve established together. As a private company with a single owner, we’ll be able to execute on our long-term strategy with even greater focus and efficiency – without the requirements and distraction associated with being a publicly traded company.

I also want to emphasize that while this transaction will bring about a change in Medallia’s ownership once it closes, it will not change our values or customer-first approach. Thoma Bravo is one of the most experienced and successful software investors in the world and has a proven track record of accelerating the growth and product innovation of the companies they partner with. Thoma Bravo believes in our business, and is as committed to driving innovation and expansion as we are. Importantly, they recognize our team’s immense talent, and that it is a crucial part of this transaction. They share our people-centric approach and our vision of advancing the scale and reach of our technology, and over the longer term, we believe this transaction will create new opportunities for our team members as we work to achieve our long-term goals.

Next Steps

Please keep in mind that today’s announcement is just the first step in the process. The transaction is expected to close in 2021, subject to customary closing conditions, including receipt of shareholder and regulatory approvals. Following the close of the transaction, we will remain headquartered in San Francisco, and I look forward to our continued outstanding work.

We know at times like this it is natural to think about what this means for you and your journey with Medallia. It is important to us too – and as our partner in our next chapter, it’s important to Thoma Bravo, as they value the talent that we bring to the table. While we don’t have all the answers today, we are committed to keeping you informed as we move forward. To that end, we’ve attached an FAQ to help answer some of your immediate questions. I also hope you can join us at one of our all hands meetings.

It is important to keep in mind that it remains business as usual for all of us at Medallia and until the transaction closes, we will continue to operate normally and independently. In this interim period, it is essential that each of us remains focused on our day-to-day responsibilities and delivering for our customers.

We also expect that today’s announcement will generate increased interest in our company. Consistent with company policy, please direct any inquiries you receive from the media to Austin DeArman at press@medallia.com, and any inquiries you receive from investors or analysts to Roxanne Oulman at ir@medallia.com. As a reminder on our social media policy, you are a representative of Medallia and your words could be viewed as Medallia’s. That can have serious implications for all of us. While you can retweet or share posts that have been published to Medallia’s corporate social channels, do not voice your own opinions regarding our company and this announcement, or use any unapproved language on social media.

Thank you

Finally, I want to express my gratitude to everything you do for Medallia and our customers. Today we are taking an important step to advance our shared objectives, and we have you to thank for getting us here. I’ll reiterate that my door is always open, so don’t hesitate to reach out if you want to discuss further.

When we talk about innovation, we say that where we are today isn’t nearly as exciting as where we’ll be tomorrow – I hope you share my excitement for this next chapter of our journey.

Regards,

Leslie

Additional Information and Where to Find It

Medallia, Inc. (“Medallia”) its directors and certain executive officers are participants in the solicitation of proxies from shareholders in connection with the pending acquisition of Medallia (the “Transaction”). Medallia plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction.

Robert Bernshtyn, Mitchell K. Dauerman, Borge Hald, Leslie J. Kilgore, Douglas M. Leone, Stanley J. Meresman, Amy E. Pressman, Leslie J. Stretch, Steven C. Walske and James D. White, all of whom are members of Medallia’s Board of Directors, and Roxanne M. Oulman, who is Medallia’s Chief Financial Officer, are participants in Medallia’s solicitation. Other than Ms. Pressman and Messrs. Hald and Leone, none of such participants owns in excess of 1% of Medallia’s common stock. Ms. Pressman and Mr. Hald may each be deemed to own approximately 2% of Medallia’s common stock. Mr. Leone may be deemed to own approximately 1% of Medallia’s common stock, and is affiliated with investment funds owning an additional approximately 28% of Medallia’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Medallia’s definitive proxy statement for its 2021 Annual Meeting of Shareholders (the “2021 Proxy Statement”), which was filed with the SEC on April 13, 2021. To the extent that holdings of Medallia’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Medallia will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting to consider the Transaction. SHAREHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MEDALLIA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Medallia with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Medallia’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Medallia with the SEC in connection with the Transaction will also be available, free of charge, at Medallia’s investor relations website (https://investor.medallia.com) or by writing to Medallia, Inc., Attention: Investor Relations, 575 Market Street, Suite 1850, San Francisco, California 94105.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Medallia’s Board of Directors in approving the Transaction; and expectations for Medallia following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Medallia’s assumptions prove incorrect, Medallia’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Medallia’s shareholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Medallia’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Medallia files with the SEC, including Medallia’s Annual Report on Form 10-K filed with the SEC on March 22, 2021, and Quarterly Report on Form 10-Q filed with the SEC on June 4, 2021, each of which may be obtained on the investor relations section of Medallia’s website (https://investor.medallia.com). All forward-looking statements in this communication are based on information available to Medallia as of the date of this communication, and Medallia does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.